UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	February 6, 2007
Aetna Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania	1-16095	23-2229683
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification No.)

151 Farmington Avenue, Hartford, CT		06156
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:		(860) 273-0123

Former name or former address, if changed since last report:		Not applicable
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Item 9.01 Financial Statements and Exhibits.
SIGNATURES
EX-99.1: PRESS RELEASE

Section 5 — Corporate Governance and Management
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On February 7, 2007 Aetna Inc. (“Aetna” or the “Company”) issued a press release announcing that the Company has appointed Joseph M. Zubretsky to become the Company’s Executive Vice President, Finance. A copy of the Company’s press release regarding this announcement is filed herewith as Exhibit 99.1 and hereby incorporated in this Item 5.02 by reference. Mr. Zubretsky will assume the role of the Company’s Chief Financial Officer upon the previously announced retirement of Alan Bennett.
Mr. Zubretsky, age 50, served as Senior Executive Vice President for Finance, Investments and Corporate Development at UnumProvident Corporation, a position he assumed in March 2005. Prior to that, Mr. Zubretsky was chairman and chief executive officer of GAB Robins Group, a global insurance services company, as well as a partner specializing in insurance industry investments with Brera Capital Partners, a New York-based private equity firm, since 1999.
In connection with Mr. Zubretsky’s appointment, the Company entered into a letter agreement with him on February 6, 2007. The key terms of Mr. Zubretsky’s compensation arrangements are as follows:
•	Mr. Zubretsky’s base salary will be $700,000, his annual bonus opportunity at target performance will be 100% of his base salary, and his maximum annual bonus opportunity will be 200% of his base salary.

•	Mr. Zubretsky will receive a 2007 long-term equity grant of restricted stock units (“RSUs”) with a grant date value of $1,250,000 and stock appreciation rights (“SARs”) with a theoretical grant date value of $1,250,000*. The RSUs and SARs will vest in three equal annual installments, with the first installment vesting on the first anniversary of the grant date. The grant date for these RSUs and SARs will be the date Mr. Zubretsky commences employment at Aetna.

•	Management has agreed to recommend to the Committee on Compensation and Organization of Aetna’s Board of Directors that Mr. Zubretsky receive a long-term equity award at target performance of $2,500,000 in 2008 at the same time regular long-term incentive awards are recommended for other senior officers of Aetna.

•	As a result of the forfeiture of certain compensation and benefits at his current employer and in recognition of his career move, Mr. Zubretsky will be provided a deferred compensation account of $2,800,000 (which will vest in four equal annual installments, with the first installment vesting on the first anniversary of Mr. Zubretsky’s date of hire; and the vested portion of which is payable 6 months after termination of his employment), a sign-on cash payment of up to $1,175,000, and a sign-on equity grant of RSUs with a grant date value of $3,500,000 and SARs with a theoretical grant date value of $3,000,000* (the “Sign-on RSUs and SARs”). The Sign-on RSUs and SARs will vest in three equal annual installments, with the first installment vesting on the first anniversary of the grant date. The grant date for the Sign-on RSUs and SARs will be the date Mr. Zubretsky commences employment at Aetna.

•	If Mr. Zubretsky’s employment is terminated by the Company other than for cause (as defined in the agreement) during the first two (2) years of his employment, he will receive a severance payment of twenty-four (24) months of base salary and bonus in the amount of 100% of base salary. If his employment is terminated by the Company other than for cause after the first two (2) years of his employment, his severance payment would be twelve (12) months of base salary and bonus in the amount of 100% of base salary. If Mr. Zubretsky’s employment is terminated by the Company without cause, the Sign-on RSUs and SARs will continue to vest, and a portion of his deferred compensation account also will vest. This severance arrangement is in lieu of amounts payable under any Company severance plan and is conditioned upon delivery of a release.

•	If Mr. Zubretsky’s employment is terminated by the Company as a result of a change in control (as defined in the agreement), Aetna will make Mr. Zubretsky whole for any excess personal tax liability he incurs as a result of payments by Aetna to him as a result of such change in control, although under certain circumstances Mr. Zubretsky has agreed to reduce the amounts payable to him to an amount that does not trigger any excess personal tax liability.

•	Aetna will indemnify Mr. Zubretsky against losses he may suffer from claims by his former employer that he has breached certain portions of their employment agreement.
* Reflects the theoretical grant date value of the SARs granted. The strike price and the number of SARs will be determined using Aetna’s closing stock price on the grant date and a SAR valuation factor of 33.3% (e.g., the number of SARs granted will be equal to the dollar value of the theoretical grant date value divided by a factor determined by multiplying Aetna’s closing stock price on the grant date by 33.3%).
Mr. Zubretsky is expected to commence his employment with the Company on February 28, 2007.
Mr. Zubretsky has not been directly or indirectly involved in any transaction, proposed transaction, or series of similar transactions with the Company required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Section 9 — Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.
99.1	Press release of Aetna Inc. dated February 7, 2007 regarding appointment of Joseph M. Zubretsky as Executive Vice President, Finance of Aetna Inc.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AETNA INC.
Date: February 9, 2007	By:	/s/ Ronald M. Olejniczak
Name: Ronald M. Olejniczak
Title: Vice President and Controller

Exhibit
Number	Description

99.1	Press release of Aetna Inc. dated February 7, 2007 regarding appointment of Joseph M. Zubretsky as Executive Vice President, Finance of Aetna Inc.